Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTELLIA THERAPEUTICS, INC.

Intellia Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
That the name of this corporation is Intellia Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 7, 2014 under the name AZRN, Inc.
2.
That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that ARTICLE XI be added to the Second Amended and Restated Certificate of Incorporation is hereby replaced in its entirety to read as follows:

“

ARTICLE XI

OFFICER LIMITATION OF LIABILITY

An Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article XI, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

Any amendment, repeal or modification of this Article XI by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an Officer at the time of such amendment, repeal or modification.”

3.
That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.
4.
That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

[Signature Page to Follow]

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 12th day of June, 2024.

By: /s/ John Leonard

Name: John Leonard

Title: President and Chief Executive Officer

Signature Page to Certificate of Amendment